Exhibit 23.6

                               ARTHUR ANDERSEN LLP


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



         As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated March 17, 2000 (except with respect to the matters discussed in Note 12, as to which the date is September 6, 2000) with regard to the financial statements of Lighthouse Global Network, Inc. and subsidiaries as of December 31, 1999 and 1998, and for the year ended December 31, 1999, and for the period from September 4, 1998 (commencement of operations) through December 31, 1998, included in the Form 6-K filed by Cordiant Communication Group plc on September 25, 2000, and to all references to our Firm included in this Registration Statement.



Arthur Andersen LLP


Chicago, Illinois
September 25, 2000